UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 5, 2017

DAVITA INC.

(Exact name of registrant as specified in its charter)

Delaware	1-14106	No. 51-0354549
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 16th Street

Denver, CO 80202

(Address of principal executive offices including Zip Code)

(303) 405-2100

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 5, 2017, DaVita Inc. (the “Company”) appointed Joel Ackerman, who will join the Company and become its Chief Financial Officer. Mr. Ackerman will initially serve in the position of Senior Vice President, Finance beginning on or about February 21, 2017 and continuing until the day after the Company files its Annual Report on Form 10-K for the year ended December 31, 2016, at which time he will become Chief Financial Officer. Jim Hilger has served as the Interim Chief Financial Officer since March 2015. He will continue in his role as Chief Accounting Officer, a position he has held since April 2010, when Mr. Ackerman becomes Chief Financial Officer.

Prior to joining the Company, Mr. Ackerman, age 51, was the chief executive officer at Champions Oncology, a company engaged in the development of advanced technology solutions and services to personalize the development and use of oncology drugs, since October 2010. In the first quarter of the year, Mr. Ackerman will become the non-executive chairman of Champions Oncology, a role he plans to continue after joining the Company. Mr. Ackerman is a founder of and investor in Guidon Partners LP, a private equity firm with a primary focus on healthcare services, founded in November 2014. He was also a managing director at Warburg Pincus, a global private equity firm, where he led the healthcare services team for approximately 10 years. Mr. Ackerman sits on the board of directors of Kindred Healthcare, a position he has held since December 2008, and previously served on the board of directors of Coventry Health Care, Inc. a national managed care company, from September 1999 until its acquisition by Aetna Inc. in May 2013.

There are no family relationships between Mr. Ackerman and any director or other executive officer of the Company, or with any person selected to become an officer or a director of the Company, nor are there any arrangements or understandings between Mr. Ackerman and other persons pursuant to which he was appointed as an executive officer of the Company. The Company has had no transactions since the beginning of its last fiscal year, and has no transactions proposed, in which Mr. Ackerman, or any member of his immediate family, has a direct or indirect material interest.

The Company entered into an employment agreement on January 4, 2017 (the “Employment Agreement”) in connection with Mr. Ackerman’s employment with the Company. Under the Employment Agreement, Mr. Ackerman will receive an annual salary of $700,000, a signing bonus of $200,000 and is eligible to receive a discretionary performance bonus of up to $1,500,000 in an amount to be determined by the Company’s Board of Directors as part of the Company’s short-term incentive compensation program for executive officers.

Under the Employment Agreement, Mr. Ackerman will receive an initial grant of stock-settled stock appreciation rights with a value of $2,000,000. This grant will have a five-year term and vest 50% on the third and fourth anniversaries of the grant date, which is expected to be his employment start date. The base shares grant price will be the closing price as reported on the New York Stock Exchange on the grant date. Mr. Ackerman will also receive a grant of performance stock units and/or restricted stock units, the composition of such grant(s) to be determined by the Company in its sole discretion, with an aggregate value of $1,000,000, which shall be determined in the same manner and be granted at the same time as similar awards to other executive officers of the Company. The foregoing grant(s) will vest 50% on approximately the third and fourth anniversaries of the grant date, and any performance stock units will be further subject to performance targets, which will be determined in the sole discretion of the Company’s board of directors or its compensation committee.

The foregoing description of the Employment Agreement is not complete and is qualified in its entirety by reference to the Employment Agreement, which the Company expects to file as an exhibit to a subsequent periodic report filed with the U.S. Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DAVITA INC.

Date: January 5, 2017

/s/ Kathleen A. Waters
Kathleen A. Waters
Chief Legal Officer